Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Second Quarter and First Half 2022 Results

Charlottesville, VA, July 28, 2022 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), announced today financial results for the quarter and year-to-date periods ended June 30, 2022. For the second quarter of 2022, the Company reported net income from continuing operations of $1.1 million, or $0.06 earnings per diluted common share, compared to $17.4 million, or $0.93 earnings per diluted common share, for the first quarter of 2022, and $28.7 million, or $1.54 earnings per diluted common share, for the second quarter of 2021. For the six months ended June 30, 2022, the Company reported net income from continuing operations of $18.5 million, or $0.99 earnings per diluted common share, compared to $32.9 million, or $1.95 earnings per diluted common share, for the same period of 2021. Net income in the second quarter of 2021 included an after-tax gain of $19.2 million resulting from the sale of Paycheck Protection Program (“PPP”) loans.

Net income from continuing operations before income taxes and provision for loan losses was $9.0 million for the second quarter of 2022 compared to $25.1 million for the first quarter of 2022. The decrease in these amounts for the consecutive quarter periods was primarily due to $9.4 million of fair value adjustments related to the Company’s equity investments in certain fintech companies recorded in the first quarter of 2022 and the decline in income from the Company’s mortgage division, which was $3.6 million less in the second quarter period.

The Company reported total assets of $2.80 billion as of June 30, 2022, an increase from $2.67 billion as of December 31, 2021, while reported loans held for investment, excluding PPP loans, grew $271.2 million in the first half of 2022, an annualized growth rate of 30.5%. Of this loan growth, $205.0 million occurred in the second quarter.

In the first quarter of 2022, the Company sold its majority interest in MoneyWise Payroll Solutions, Inc. (“MoneyWise”) to the holder of the minority interest in MoneyWise. Asset and liability balances and income statement amounts related to MoneyWise are reported as discontinued operations for all periods presented.

The Company completed the merger of Bay Banks of Virginia, Inc. (“Bay Banks”), the holding company of Virginia Commonwealth Bank, into the Company on January 31, 2021. Immediately following the completion of the merger, Virginia Commonwealth Bank was merged into Blue Ridge Bank. Earnings for the first quarter and year-to-date periods ended June 30, 2021, included the earnings of Bay Banks from the effective date of the merger.

“The Company continues to experience strong loan demand, as evidenced by the year-to-date growth in the held-for-investment loan portfolio of 15%”, said Brian K. Plum, President and Chief Executive Officer of the Company. “Over half of 2022 second quarter loan growth occurred in the last two weeks in the quarter, so the Company recorded additional provision funding without experiencing the full related interest income lift in the quarter. This impact, combined with expenses associated with building our middle market team and adding to our fintech operational, risk, and compliance teams, had a negative impact on this quarter’s earnings.”

“We remain mindful of macroeconomic headwinds and the impacts of a potential slowdown,” Plum continued. “Our team is working hard to generate quality relationships with loan and deposit pricing that incorporates rate increases and the current yield curve environment.”

Fintech Business

The Company’s fintech partnerships include Unit, Flexible Finance, Increase, Upgrade, Kashable, Jaris, Grow Credit, MentorWorks, Aeldra, and Marlette. Deposits related to fintech relationships were approximately $395 million as of June 30, 2022, up from approximately $189 million as of December 31, 2021. Loans held for sale and loans held for investment related to fintech relationships totaled $25.6 million and $24.1 million as of June 30, 2022 and December 31, 2021, respectively. Interest and fee income related to fintech partnerships represented approximately $1.8 million and $1.3 million of revenue for the Company for the second and first quarters of 2022, respectively. The Company’s fintech relationships also generated assets under management of $55.9 million in BRB Financial Group’s Trust Division as of June 30, 2022. The Company continues to grow its infrastructure to support the expansion of its fintech partners.

Mortgage Division

The Company’s mortgage division, which consists of a retail division operating as Monarch Mortgage and a wholesale division operating as LenderSelect Mortgage Group, reported net income of $406 thousand and $2.3 million for the second and first quarters of 2022, respectively. Income attributable to mortgage servicing rights was $1.6 million for the second quarter of 2022 compared to $6.7 million for the first quarter of 2022. Higher income from mortgage servicing rights in the first quarter of 2022 was primarily due to the impact of greater longer-term interest rate increases in this period. Mortgage servicing rights income in the second and first quarters of 2022 was attributable to fair value adjustments of $(229) thousand and $3.8 million, respectively, and new servicing rights retained of $1.8 million and $2.9 million, respectively. Residential mortgage banking income increased by $1.6 million in the second quarter of 2022 when compared to the first quarter of 2022, primarily due to the impact of hedging activities as production slowed in the first quarter of 2022. Quarterly mortgage volumes declined to $117.8 million for the second quarter of 2022 compared to $151.4 million for the first quarter of 2022, primarily attributable to declining demand in the increasing interest rate environment. Noninterest expenses reported for the Company’s mortgage division were $5.7 million and $6.9 million for the second and first quarters of 2022, respectively. The Company reduced mortgage personnel beginning in the fourth quarter of 2021 and throughout the first half of 2022, resulting in total annualized noninterest expense savings of approximately $2.0 million, the full benefit of which is expected to begin in the second half of 2022.

Income Statement

Net Interest Income

Net interest income was $24.1 million for the second quarter of 2022 compared to $23.7 million for the first quarter of 2021 and $30.5 million for the second quarter of 2021, while accretion of acquired loan discounts included in interest income was $1.3 million, $2.7 million, and $865 thousand for the same respective periods. Amortization of purchase accounting adjustments on assumed time deposits and borrowings, which reduced interest expense, was $499 thousand, $502 thousand, and $1.0 million for the same respective periods. Interest income in the second quarter of 2022, excluding accretion, benefited from higher yields on loans held for investment, while deposit costs decreased slightly compared to the first quarter of 2022.

Included in interest income for the second and first quarters of 2022 and the second quarter of 2021 were $64 thousand, $393 thousand, and $11.7 million, respectively, of PPP loan interest income and fees, net of costs. PPP loans were partially funded through the PPP Liquidity Facility (“PPPLF”), offered by the Federal Reserve Banks to fund PPP loans, and interest expense incurred for the PPPLF was $100 thousand, $14 thousand, and $382 thousand for the second and first quarters of 2022 and the second quarter of 2021, respectively. Cost of funds was 0.36% for both the second and first quarters of 2022 and 0.43% for the second quarter of 2021, while cost of deposits was 0.26%, 0.27%, and 0.29% for the same respective periods.

Net interest margin for the second and first quarters of 2022 was 3.89% and 3.88%, respectively, compared to 3.82% for second quarter of 2021. Accretion and amortization of purchase accounting adjustments had a 29, 53, and 22 basis point positive effect on net interest margin for the same respective periods. In addition, interest and fee income from PPP loans, including the corresponding funding, had a 4, 2, and 55 basis point positive effect on net interest margin for the second and first quarters of 2022 and the second quarter of 2021, respectively.

Net interest income was $47.8 million and $50.5 million for the first halves of 2022 and 2021, respectively, while net interest margin was 3.88% and 3.66% for the same respective periods. Accretion and amortization of purchase accounting adjustments and the contributions from PPP loans, including the corresponding funding, had a cumulative 40 and 56 basis point positive effect on net interest margin for the six months ended June 30, 2022 and 2021, respectively.

Provision for Loan Losses

The Company recorded a provision for loan losses of $7.5 million in the second quarter of 2022 compared to $2.5 million first quarter of 2022 and no provision in the second quarter of 2021. Provision for loan losses for the first halves of 2022 and 2021 was $10.0 million and $0, respectively. Provision for loan losses in the 2022 periods was primarily attributable to reserves for significant loan growth, greater qualitative factor adjustments due to changes in economic conditions, and higher specific reserves for impaired loans.

Noninterest Income

Noninterest income for the second and first quarters of 2022 was $10.2 million and $24.1 million, respectively, compared to $36.2 million for the second quarter of 2021. Noninterest income for the first quarter of 2022 included $9.4 million of fair value adjustments for the Company’s equity investments, primarily in certain fintech companies, while noninterest income in the second quarter of 2021 included a $24.3 million net gain on the sale of PPP loans. Mortgage banking income, including mortgage servicing rights, contributed $6.0 million, $9.6 million, and $9.0 million of noninterest income in the second and first quarters of 2022 and the second quarter of 2021, respectively.

Noninterest income for the first halves of 2022 and 2021 was $34.3 million and $51.8 million, respectively. Excluding the fair value adjustments for the Company’s equity investments in the first half of 2022 and the net gain on the sale of the PPP loans in the first half of 2021, noninterest income for the respective periods was $25.0 million and $27.4 million, a decline of $2.4 million. This decline was primarily attributable to lower mortgage banking income, including mortgage servicing rights, of $6.1 million, partially offset by a higher gain on sales of government guaranteed loans, higher fee income related to the Company’s fintech partnerships, and a net gain on the sale of a former branch location in the first quarter of 2022.

Noninterest Expense

Noninterest expense for the second and first quarters of 2022 was $25.3 million and $22.7 million, respectively, compared to $30.3 million for the second quarter of 2021. Salaries and employee benefit expenses increased $1.8 million in the second quarter of 2022 from the first quarter of 2022, primarily due to the addition of commercial lenders and personnel to support the fintech business, partially offset by lower expenses attributable to the mortgage division. Noninterest expenses in the second quarter of 2021 included greater incentive expense attributable to the PPP loan program and merger-related expenses of $1.2 million compared to $0 and $50 thousand for the second and first quarters of 2022, respectively.

Noninterest expense for the first halves of 2022 and 2021 was $48.0 million and $60.6 million, respectively. Excluding merger-related expenses, noninterest expense was $48.0 million and $50.3 million for the same respective periods.

Balance Sheet

Loans held for investment, excluding PPP loans, increased $271.2 million to $2.05 billion at June 30, 2022, from $1.78 billion at December 31, 2021, an annualized growth rate of 30.5%. Of this first half 2022 growth, $205.0 million occurred in the second quarter. The Company’s middle market and specialized lending teams, which began building in the first quarter of 2022, contributed to this second quarter loan growth.

Loans held for sale, which was comprised primarily of residential mortgages, decreased $89.2 million to $32.8 million at June 30, 2022, from $121.9 million at December 31, 2021, primarily attributable to lower mortgage activity, due to the reasons noted previously.

Total deposits at June 30, 2022, were $2.34 billion, an increase of $37.9 million from December 31, 2021. Noninterest-bearing demand deposit growth was $80.0 million in the first half of 2022, primarily due to the Company’s fintech partnerships. Noninterest-bearing demand deposit accounts represented 33.6% and 30.7% of total deposits as of June 30, 2022 and December 31, 2021, respectively.

Asset Quality

Nonperforming loans, which include nonaccrual loans and loans 90 days or more past due and accruing interest1, totaled $12.2 million at June 30, 2022 and $16.1 million at December 31, 2021. The ratio of nonperforming loans to total assets was 0.44% and 0.60% at June 30, 2022, and December 31, 2021, respectively. The Company’s allowance for loan losses was $17.2 million at June 30, 2022, or 0.84% as a percentage of gross loans held for investment, excluding PPP loans2, compared to 0.68% at December 31, 2021, and 0.76% at June 30, 2021. The increase in this ratio from December 31, 2021 to June 30, 2022, was primarily attributable to additional allowance for loan growth in the first half of 2022 and greater qualitative factor adjustments, as noted previously. Remaining acquired loan discounts related to loans acquired in the Company’s completed mergers were $12.2 million as of June 30, 2022, and $16.2 million as of December 31, 2021.

1Excludes purchased credit-impaired loans.

2The Company holds no allowance for loan losses on PPP loans as they are fully guaranteed by the U.S. government.

Capital

The Company previously announced that on July 7, 2022, its board of directors declared a $0.1225 per common share quarterly dividend, payable July 29, 2022, to shareholders of record as of July 18, 2022. Tangible book value per share, a non-GAAP (defined below) measure, was $12.21 and $13.01 as of June 30, 2022 and December 31, 2021, respectively, while book value per share was $13.95 and $14.76 as of the same respective periods.

Primarily as a result of an increase in market interest rates in the first half of 2022, the fair value of the Company’s portfolio of securities available for sale declined approximately $42.8 million, resulting in an after-tax decline in stockholders’ equity of $33.8 million for the six months ended June 30, 2022. The accumulated other comprehensive loss (“AOCL”) attributable to this securities portfolio as of June 30, 2022, was $37.5 million, or $2.00 in book value per share, compared to a $3.6 million AOCL, or $0.19 in book value per share, as of December 31, 2021.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) the outcome of any legal proceedings that may be instituted against the Company; (xvi) reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees or other business partners; (xvii) the effects of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such transactions; (xviii) changes in the level of the Company’s nonperforming assets and charge-offs; (xix) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xx) potential exposure to fraud, negligence, computer theft and cyber-crime; (xxi) the Company’s ability to pay dividends; (xxii) the Company’s involvement as a participating lender in the PPP as administered through the U.S. Small Business Administration; and (xiii) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands except per share data)	June 30, 2022	March 31, 2022	June 30, 2021
Interest income:
Interest and fees on loans	$23,787	$23,899	$32,591
Interest on taxable securities	2,129	1,770	1,133
Interest on nontaxable securities	89	75	64
Interest on deposit accounts and federal funds sold	238	58	24
Total interest income	26,243	25,802	33,812
Interest expense:
Interest on deposits	1,541	1,556	1,682
Interest on subordinated notes	545	553	868
Interest on FHLB and FRB borrowings	67	25	800
Total interest expense	2,153	2,134	3,350
Net interest income	24,090	23,668	30,462
Provision for loan losses	7,494	2,500	—
Net interest income after provision for loan losses	16,596	21,168	30,462
Noninterest income:
Fair value adjustments of other equity investments	(86)	9,364	—
Mortgage servicing rights	1,574	6,738	1,707
Residential mortgage banking income, net	4,386	2,821	7,254
Gain on sale of government guaranteed loans	1,538	1,427	143
Bank and purchase card, net	599	422	299
Wealth and trust management	414	391	833
Service charges on deposit accounts	327	315	370
Increase in cash surrender value of bank owned life insurance	276	272	237
Gain on sale of PPP loans	—	—	24,315
Other	1,162	2,344	1,054
Total noninterest income	10,190	24,094	36,212
Noninterest expense:
Salaries and employee benefits	15,873	14,096	17,539
Occupancy and equipment	1,500	1,485	1,846
Data processing	874	946	1,484
Legal, issuer, and regulatory filing	618	382	489
Advertising and marketing	412	428	238
Communications	1,030	799	672
Audit and accounting fees	379	141	291
FDIC insurance	106	231	9
Intangible amortization	386	397	457
Other contractual services	999	534	666
Other taxes and assessments	671	570	1,076
Merger-related	—	50	1,237
Other	2,478	2,630	4,262
Total noninterest expense	25,326	22,689	30,266
Income from continuing operations before income tax	1,460	22,573	36,408
Income tax expense	342	5,153	7,715
Net income from continuing operations	1,118	17,420	28,693
Discontinued operations:
Income (loss) from discontinued operations before income taxes (including gain on disposal of $471 thousand for the three months ended June 30, 2022)	—	426	(65)
Income tax expense (benefit)	—	89	(14)
Net income (loss) from discontinued operations	—	337	(51)
Net income	$1,118	$17,757	$28,642
Net (income) loss from discontinued operations attributable to noncontrolling interest	—	(1)	4
Net income attributable to Blue Ridge Bankshares, Inc.	$1,118	$17,756	$28,646
Net income available to common stockholders	$1,118	$17,756	$28,646

Basic and diluted EPS from continuing operations	$0.06	$0.93	$1.54
Basic and diluted EPS from discontinued operations	—	0.02	—
Basic and diluted EPS attributable to Blue Ridge Bankshares, Inc.	$0.06	$0.95	$1.54

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Six Months Ended
(Dollars in thousands except per share data)	June 30, 2022	June 30, 2021
Interest income:
Interest and fees on loans	$47,686	$53,954
Interest on taxable securities	3,899	2,263
Interest on nontaxable securities	164	116
Interest on deposit accounts and federal funds sold	296	55
Total interest income	52,045	56,388
Interest expense:
Interest on deposits	3,097	3,222
Interest on subordinated notes	1,098	1,498
Interest on FHLB and FRB borrowings	92	1,189
Total interest expense	4,287	5,909
Net interest income	47,758	50,479
Provision for loan losses	9,994	—
Net interest income after provision for loan losses	37,764	50,479
Noninterest income:
Fair value adjustments of other equity investments	9,278	—
Mortgage servicing rights	8,312	5,078
Residential mortgage banking income, net	7,207	16,555
Gain on sale of government guaranteed loans	2,965	1,217
Bank and purchase card, net	1,021	599
Wealth and trust management	805	1,435
Service charges on deposit accounts	642	697
Increase in cash surrender value of bank owned life insurance	548	401
Gain on sale of PPP loans	—	24,315
Other	3,506	1,454
Total noninterest income	34,284	51,751
Noninterest expense:
Salaries and employee benefits	29,969	31,442
Occupancy and equipment	2,985	3,177
Data processing	1,820	2,289
Legal, issuer, and regulatory filing	1,000	1,065
Advertising and marketing	840	517
Communications	1,829	1,039
Audit and accounting fees	520	480
FDIC insurance	337	352
Intangible amortization	783	906
Other contractual services	1,533	1,519
Other taxes and assessments	1,241	1,423
Merger-related	50	10,256
Other	5,108	6,134
Total noninterest expense	48,015	60,599
Income from continuing operations before income tax	24,033	41,653
Income tax expense	5,495	8,717
Net income from continuing operations	18,538	32,936
Discontinued operations:
Income (loss) from discontinued operations before income taxes (including gain on disposal of $471 thousand for the six months ended June 30, 2022)	426	(72)
Income tax expense (benefit)	89	(15)
Net income (loss) from discontinued operations	337	(57)
Net income	$18,875	$32,879
Net income from discontinued operations attributable to noncontrolling interest	(1)	(5)
Net income attributable to Blue Ridge Bankshares, Inc.	$18,874	$32,874
Net income available to common stockholders	$18,874	$32,874
Basic and diluted EPS from continuing operations	$0.99	$1.95

Basic and diluted EPS from discontinued operations	0.02	—
Basic and diluted EPS attributable to Blue Ridge Bankshares, Inc.	$1.01	$1.95

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands except share data)	(unaudited) June 30, 2022	December 31, 2021 (1)
Assets
Cash and due from banks	$75,192	$130,548
Federal funds sold	35,493	43,903
Securities available for sale, at fair value	381,536	373,532
Restricted equity investments	13,072	8,334
Other equity investments	23,773	14,184
Other investments	17,110	12,681
Loans held for sale	32,759	121,943
Paycheck Protection Program loans, net of deferred fees and costs	15,654	30,406
Loans held for investment, net of deferred fees and costs	2,048,383	1,777,172
Less allowance for loan losses	(17,242)	(12,121)
Loans held for investment, net	2,031,141	1,765,051
Accrued interest receivable	8,908	9,573
Other real estate owned	74	157
Premises and equipment, net	24,273	26,624
Right-of-use asset	6,332	6,317
Bank owned life insurance	47,100	46,545
Goodwill	26,826	26,826
Other intangible assets	7,349	7,594
Mortgage derivative asset	937	1,876
Mortgage servicing rights, net	29,265	16,469
Mortgage brokerage receivable	733	4,064
Other assets	22,116	17,211
Assets of discontinued operations	—	1,301
Total assets	$2,799,643	$2,665,139
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$785,743	$706,088
Interest-bearing demand and money market deposits	1,007,420	941,805
Savings	150,030	150,376
Time deposits	392,514	499,502
Total deposits	2,335,707	2,297,771
FHLB borrowings	135,000	10,111
FRB borrowings	60	17,901
Subordinated notes, net	39,953	39,986
Lease liability	7,537	7,651
Other liabilities	19,726	14,543
Liabilities of discontinued operations	—	37
Total liabilities	2,537,983	2,388,000
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 50,000,000 and 25,000,000 shares authorized at June 30, 2022 and December 31, 2021, respectively; 18,761,848 and 18,774,082 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	195,053	194,309
Additional paid-in capital	252	252
Retained earnings	103,846	85,982
Accumulated other comprehensive loss	(37,491)	(3,632)
Total Blue Ridge Bankshares, Inc. stockholders’ equity	261,660	276,911
Noncontrolling interest of discontinued operations	—	228
Total stockholders’ equity	261,660	277,139
Total liabilities and stockholders’ equity	$2,799,643	$2,665,139

(1) Derived from audited December 31, 2021 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except share data)	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statement Data:	2022	2022	2021	2021	2021
Interest income	$26,243	$25,802	$23,404	$23,754	$33,812
Interest expense	2,153	2,134	2,526	2,630	3,350
Net interest income	24,090	23,668	20,878	21,124	30,462
Provision for loan losses	7,494	2,500	117	—	—
Net interest income after provision for loan losses	16,596	21,168	20,761	21,124	30,462
Noninterest income	10,190	24,094	21,942	13,295	36,212
Noninterest expenses	25,326	22,689	25,143	25,344	30,266
Income before income taxes	1,460	22,573	17,560	9,075	36,408
Income tax expense	342	5,153	4,733	2,214	7,711
Net income from continuing operations	1,118	17,420	12,827	6,861	28,697
Net income (loss) from discontinued operations	—	337	(32)	(55)	(55)
Net income	1,118	17,757	12,795	6,806	28,642
Net (income) loss from discontinued operations attributable to noncontrolling interest	—	(1)	(2)	4	4
Net income attributable to Blue Ridge Bankshares, Inc.	$1,118	$17,756	$12,793	$6,810	$28,646
Per Common Share Data:
Basic and diluted EPS from continuing operations	$0.06	$0.93	$0.68	$0.36	$1.54
Basic and diluted EPS from discontinued operations	—	0.02	—	—	—
Basic and diluted EPS attributable to Blue Ridge Bankshares, Inc.	$0.06	$0.95	0.68	0.36	$1.54
Dividends declared - post-stock split basis	$0.1255	$0.1225	$—	$0.2400	$—
Book value per common share	13.95	14.84	14.76	14.48	14.32
Tangible book value per common share - Non-GAAP	12.21	13.09	13.01	12.69	12.49
Balance Sheet Data:
Assets	$2,799,643	$2,724,584	$2,665,139	$2,699,302	$2,764,730
Loans held for investment (including PPP loans)	2,064,037	1,866,197	1,807,578	1,771,531	1,832,847
Loans held for investment (excluding PPP loans)	2,048,383	1,843,344	1,777,172	1,724,883	1,702,654
Allowance for loan losses	17,242	12,013	12,121	12,614	13,007
Purchase accounting adjustments (discounts) on acquired loans	12,192	13,514	16,203	16,985	16,987
Loans held for sale	32,759	41,004	121,943	171,681	174,008
Securities available for sale, at fair value	381,536	375,484	373,532	379,441	276,619
Deposits	2,335,707	2,354,081	2,297,771	2,200,204	2,190,571
Subordinated notes, net	39,953	39,970	39,986	40,503	46,149
FHLB and FRB advances	135,060	25,319	28,012	158,972	222,502
Total stockholders' equity	261,660	278,482	277,139	269,720	266,826
Weighted average common shares outstanding - basic	18,767	18,772	18,774	18,776	18,625
Weighted average common shares outstanding - diluted	18,778	18,789	18,795	18,799	18,646
Financial Ratios:
Return on average assets (1)	0.17%	2.68%	1.90%	0.95%	3.39%
Operating return on average assets (1) - Non-GAAP	0.17%	2.68%	1.92%	1.16%	3.50%
Return on average equity (1)	1.57%	25.84%	18.90%	11.58%	47.39%
Operating return on average equity (1) - Non-GAAP	1.57%	25.89%	19.10%	11.87%	49.01%
Total loan to deposit ratio	89.8%	81.0%	84.1%	88.3%	91.6%
Held for investment loan to deposit ratio	88.4%	79.3%	78.7%	80.5%	83.7%

Net interest margin (1)	3.89%	3.88%	3.39%	3.32%	3.82%
Cost of deposits (1)	0.26%	0.27%	0.29%	0.29%	0.29%
Cost of funds (1)	0.36%	0.36%	0.42%	0.43%	0.43%
Efficiency ratio	73.9%	47.5%	59.1%	74.0%	45.7%
Operating efficiency ratio - Non-GAAP	73.9%	47.4%	58.7%	69.8%	43.8%
Merger-related expenses (MRE)	—	50	171	1,441	1,237
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	10.8%	10.4%	10.1%	9.7%	7.1%
Allowance for loan losses to loans held for investment, excluding PPP loans	0.84%	0.65%	0.68%	0.73%	0.76%
Nonperforming loans to total assets	0.44%	0.53%	0.60%	0.56%	0.43%
Nonperforming assets to total assets	0.44%	0.53%	0.61%	0.57%	0.45%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$261,660	$278,482	$277,139	$269,720	$266,826
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(32,632)	(32,716)	(32,942)	(33,224)	(34,153)
Tangible common equity (Non-GAAP)	$229,028	$245,766	$244,197	$236,496	$232,673
Total shares outstanding	18,762	18,771	18,774	18,776	18,631
Book value per share	$13.95	$14.84	$14.76	$14.48	$14.32
Tangible book value per share (Non-GAAP)	12.21	13.09	13.01	12.69	12.49

Tangible stockholders' equity to tangible total assets
Total assets	$2,799,643	$2,724,584	$2,665,139	$2,699,302	$2,764,730
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(32,632)	(32,716)	(32,942)	(33,224)	(34,153)
Tangible total assets (Non-GAAP)	$2,767,011	$2,691,868	$2,632,197	$2,666,078	$2,730,577
Tangible common equity (Non-GAAP)	$229,028	$245,766	$244,197	$236,496	$232,673
Tangible stockholders' equity to tangible total assets (Non-GAAP)	8.3%	9.1%	9.3%	8.9%	8.5%

Operating return on average assets (annualized)
Net income	$1,118	$17,755	$12,795	$6,806	$28,642
Add: MRE, after-tax basis (ATB) (3)	—	40	135	1,138	977
Operating net income (Non-GAAP)	$1,118	$17,795	$12,930	$7,944	$29,619
Average assets	$2,646,874	$2,653,987	$2,687,204	$2,749,909	$3,383,015
Operating return on average assets (annualized) (Non-GAAP)	0.17%	2.68%	1.92%	1.16%	3.50%

Operating return on average equity (annualized)
Net income	$1,118	$17,755	$12,795	$6,806	$28,642
Add: MRE, ATB (3)	—	40	135	1,138	977
Operating net income (Non-GAAP)	$1,118	$17,795	$12,930	$7,944	$29,619
Average stockholders' equity	$284,913	$274,887	$270,730	$267,670	$241,731
Operating return on average equity (annualized) (Non-GAAP)	1.57%	25.89%	19.10%	11.87%	49.01%

Operating efficiency ratio
Total noninterest expense	$25,326	$22,691	$25,445	$25,637	$30,548
Less: MRE	—	50	171	1,441	1,237
Noninterest expense excluding MRE (Non-GAAP)	$25,326	$22,641	$25,274	$24,196	$29,311
Net interest income	24,090	23,668	20,878	21,124	30,462
Noninterest income	10,190	24,094	22,203	13,518	36,425
Total of net interest income and noninterest income	$34,280	$47,762	$43,081	$34,642	$66,887
Operating efficiency ratio (Non-GAAP)	73.9%	47.4%	58.7%	69.8%	43.8%

(1) Annualized.
(2) Excludes mortgage servicing rights.

(3) Assumes an income tax rate of 21% and full deductibility.